Exhibit 99.2

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com
For Immediate Release
MasTec Announces Intent to Sell State Department of
Transportation Projects and Provides Related Earnings
Guidance
Coral Gables, FL (January 6, 2006) — MasTec, Inc. (NYSE: MTZ) today announced its intention to sell substantially all of its state Department of Transportation related projects and assets. The projects that are for sale will be accounted for as discontinued operations. Friedman, Billings, Ramsey & Co., Inc., an investment banking firm, has been retained to assist the Company in its disposition efforts.
If MasTec had accounted for these projects as a discontinued operation since January 1, 2005, MasTec’s revenue and income from continuing operations for the nine months ended September 30, 2005 would have been $624.6 million and $10.5 million, or $0.21 income per share, respectively. Additionally, MasTec’s loss from discontinued operations for the nine months ended September 30, 2005 would have been $13.6 million, or $0.27 loss per share.
Austin J. Shanfelter, MasTec’s President and CEO, noted, “The sale of these projects allows us to focus on our core businesses of providing services related to voice, video, data and energy infrastructure and for our install-to-the-home clients. This move allows MasTec to grow and focus on businesses that have acceptable returns on capital and margins.”
Today, MasTec also announced related guidance for 2005 and guidance for 2006.
For the fourth quarter of 2005, MasTec expects revenue from continuing operations in the range of $215-220 million. Additional transportation projects revenue estimated at $21 million would have been reported if these projects were not considered discontinued. MasTec expects earnings per share from continuing operations of $0.14 to $0.16 per share. Loss from discontinued operations for the fourth quarter of 2005 is estimated at $0.09 to $0.12 per share. An evaluation of the fair value of the projects and assets that are going to be sold is currently underway and are not included in this estimate. Any potential asset write downs or other charges, if any, are expected to be accounted for in the Company’s year end financial statements.
For 2006, MasTec expects revenue from continuing operations, including the acquisition of Ron’s TV, which was announced today, to be in the range of $950 to $975 million, approximately a double-digit growth rate. Earnings per share from continuing operations for 2006 are expected to be between $0.70 and $0.80 per share.

Austin J. Shanfelter, MasTec’s President and CEO, said “Fourth quarter results from our core operations exceeded our expectations from both a revenue and earnings standpoint and have set the trend for 2006 earnings expectations. The demand for our infrastructure and install-to-the-home services remains strong. With three consecutive profitable quarters from continuing operations just completed, we are well positioned to have a successful year in 2006.”
Management will hold a conference call on Monday, January 9, 2006 at 9:00 a.m. Eastern Time to discuss the items announced today. The call-in number for the conference call is (913) 981-5584 and the replay number is (719) 457-0820, with a pass code of 2680194. The replay will run for 15 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
MasTec <www.mastec.com> is a leading specialty contractor operating throughout the United States and in Canada across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, the highly competitive nature of our industry, dependence on a limited number of customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, impact of goodwill impairment charges, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.

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